Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cantaloupe, Inc.
Malvern, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-248106, 333-248105, 333-217818, 333-234233, and 333-199009) of Cantaloupe, Inc. of our reports dated October 19, 2022, relating to the consolidated financial statements, and the effectiveness of Cantaloupe, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2022.

/s/ BDO USA, LLP

Richmond, Virginia
October 19, 2022